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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 2)


                            Silverleaf Resorts, Inc.
-----------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    82839510
                                 --------------
                                 (CUSIP Number)

                                  AS OF 4/7/99

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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(1)   NAME OF REPORTING PERSONS                             Robert E. Mead
      I.R.S. IDENTIFICATION NOS. OF ABOVE
      PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP                                             (a)  /  /
                                                             (b)  /  /

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(3)   SEC USE ONLY



--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                   U.S.A.


--------------------------------------------------------------------------------
                       (5)   SOLE VOTING POWER             6,924,200

NUMBER OF SHARES
BENEFICIALLY           ---------------------------------------------------------
OWNED BY               (6)   SHARED VOTING POWER           None
EACH REPORTING
PERSON WITH

                       ---------------------------------------------------------
                       (7)   SOLE DISPOSITIVE POWER        6,924,200



                       ---------------------------------------------------------
                       (8)   SHARED DISPOSITIVE POWER      None



--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                             6,924,200



--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES  [ ]



--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)            53.72%



--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON                                     IN



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ITEM 1.    (a)     NAME OF ISSUER: Silverleaf Resorts, Inc.



           (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   1221 River Bend Drive, Suite 120, Dallas, Texas 75247




ITEM 2.    (a)     NAME OF PERSON FILING: Robert E. Mead




           (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                   1221 River Bend Drive, Suite 120, Dallas, Texas 75247



           (c)     CITIZENSHIP: U.S.A.




           (d)     TITLE OF CLASS OF SECURITIES: Common Stock



           (e)     CUSIP NUMBER: 82839510



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:




           (a)     [ ]   Broker or Dealer registered under Section 15 of the Act



           (b)     [ ]   Bank as defined in section 3(a)(6) of the Act



           (c)     [ ]   Insurance Company as defined in section 3(a)(19) of
                         the Act

           (d)     [ ]   Investment Company registered under section 8 of the
                         Investment Company Act

           (e)     [ ]   Investment Adviser registered under section 203 of the
                         Investment Adviser Act

           (f)     [ ]   Employee Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see Section
                         240.13d-1(b)(1)(n)(F)


           (g)     [ ]   Parent Holding Company, in accordance with Section
                         240.13d-1(b)(ii)(G) (Note: See Item 7)

           (h)     [ ]   Group, in accordance with Section 240.13d-1(b)(ii)(H)





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

ITEM 4.            OWNERSHIP.

           (a)     AMOUNT BENEFICIALLY OWNED:     6,924,200 shares of Common
                   Stock



           (b)     PERCENT OF CLASS:              53.72%



           (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)      sole power to vote or to direct the vote:                 6,924,200

                   (ii)     shared power to vote or to direct the vote:               none

                   (iii)    sole power to dispose or to direct the disposition of:    6,924,200

                   (iv)     shared power to dispose or to direct the disposition of:  none




ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   Not Applicable


ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

                   Not Applicable



ITEM 7.            IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH
                   ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                   HOLDING COMPANY:

                   Not Applicable



ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   Not Applicable


ITEM 9.            NOTICE OF DISSOLUTION OF GROUP:

                   Not Applicable




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                                   SIGNATURE

     After reasonable inquiry and to the best knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 7, 1999


                                          /s/ ROBERT E. MEAD
                                          ----------------------------------
                                          Robert E. Mead






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